Analysis of New Fortress Energy Inc.

The Reporting Person acquired the securities of New Fortress Energy Inc. (the “Issuer” or “NFE”) reported herein based on their belief that the securities were undervalued and represented an attractive investment opportunity.

The Reporting Person has not had any discussions or conversations with any officers or directors of the Issuer in connection with the Reporting Person’s investment in the Issuer nor does it plan on doing so. The Reporting Person believes that the Issuer should be in open communication with the entire market, not just a handful of predatory lenders and vulture hedge funds. As such, we choose to remain public and exposed only to the same information as all of the Issuer’s “non-NDA” holders. Because we remain public and are not privy to all information regarding what is actually happening, what is set forth below is our opinion and belief as far as the actions or intentions of others.

The Reporting Person notes that even if those creditors who have signed non-disclosure agreements are prohibited from trading the public debt and equity of NFE, it is far less clear whether they can (or have) traded credit default swaps or bank debt. The downward pressure caused or amplified by these instruments has had and continues to have a substantial, if indirect, negative impact on the prices of the underlying equity and bonds. As such, the current market prices of debt instruments should have little to no bearing on the Issuer’s or its advisors’ view on the actual value of such.

Having been a practicing bankruptcy attorney as well as a distressed credit investor ourself, the Reporting Person has seen far too many examples of back-room deals that allow opportunistic creditors to steal valuable assets from formerly distressed issuers whose fortunes have clearly turned for the better. That cannot be allowed to happen here.

It should be noted that various filings also point to ownership shifts in various debt instruments by some of the creditors reported to be “under the tent” and supposedly restricted from trading. These ownership changes (though presumably made in compliance with so-called “information barriers”) have nonetheless had a marked impact on the prices of all of the Issuer’s securities [e.g. ‘why would I buy common stock if bonds trade so low’ or ‘why would I buy secured debt if XYZ has been under an NDA for months and many of its sub-funds puked their positions’]. While a bit unsettling on its own, when taken in conjunction with repeated, detailed leaks of a supposedly confidential negotiation, these leaks are deeply troubling and force us to question the integrity of the Issuer’s “process.”

To the extent that any of the various creditors or their ad hoc committees are attempting to exert undue influence over the Issuer or cause it to miss out on the enormous opportunity set before it (as laid out below), their actions should now be viewed through the lenses of deepening insolvency and lender liability. To the extent that they jeopardize the Issuer’s long-term contracts with Egypt, Puerto Rico and Brazil, they must be looked at through lens of tortious interference.

The Reporting Person commends New Fortress Energy, and Wes Edens in particular, for having navigated extremely difficult market conditions and for having thus far defied all expectations of failure and default. Indeed, given the much-changed geopolitical and macroeconomic backdrop, NEW FORTRESS MAY NOW BE THE BEST POSITIONED LIQUIFIED NATURAL GAS (“LNG”) PROVIDER AND FULLY INTEGRATED ENERGY INFRASTRUCTURE COMPANY IN NORTH AMERICA, IF NOT THE WORLD.

NOW IS THE TIME FOR THE COMPANY AND ITS BANKS, HEDGE FUNDS AND OTHER CREDITORS TO STOP HIDING BEHIND THE VEIL OF A FORBEARANCE AND OPEN THE CORPORATE KIMONO FOR ALL TO SEE AND ASSESS.

The Reporting Person notes that New Fortress Energy last filed an 8k with the SEC on December 19, 2025, almost four months ago. While we understand that the Issuer is operating under the confidentiality constraints of a forbearance agreement with its bank lenders, bondholders and other creditors, it strains credulity to think that there have been no material developments meriting disclosure since the 12/19/25 filing.

Indeed, here are just a few of the major events that are readily found in the public domain:

PUERTO RICO

While the Issuer has previously disclosed that it has finally entered into a long-term contract with Puerto Rico, that contract’s financial impact remains obscured. The $3.2B billion headline number of this contract’s value appears to be based on the floor minimum of take or pay of 40 TBtu per year, not the ceiling of 75 TBtu.

The investment community seems to assign zero value to this potential “extra” 35 TBtu but spot prices here and abroad have presented a massively profitable arbitrage opportunity for producers in the Americas who can sell into skyrocketing LNG markets in Europe and/or Asia. Indeed, recent movements of the NFE-chartered vessels Energos Maria and Orion Sea suggest that NFE is doing just that.

Simple math suggests that, based on these two ships’ capacity, the observed “above nameplate” production levels at FLNG1, spot LNG prices in Europe and Asia, and an international scramble to secure LNG, NFE MAY BE EARNING AS MUCH AS $100MM PER CARGO and should be in a position to make quite a few of these round-trip bonanzas in the coming weeks and months.

UNTIL THIS POTENTIAL COMPANY-SAVING WINDFALL IS CONFIRMED, QUANTIFIED AND EXPOSED TO THE MARKET, NO “DIVIDE THE PIE” DEALS SHOULD BE CONTEMPLATED, LET ALONE CONSUMMATED.

EGYPT

On February 8, 2026, Egypt lost access to all natural gas exports from Israel via pipeline, which had been a dominant and crucial source of its fuel. This cataclysmic development, in conjunction with the decline of Egypt’s Zohr gas field, has led Egypt to procure enormous amounts of LNG, both now in the spot market and for forward delivery.

El Wardany, Salma. “Egypt Reshuffles LNG Imports, Seeks More as Israel Cuts Gas.” Bloomberg. February 28, 2026, updated on March 1, 2026. https://www.bloomberg.com/news/articles/2026-02-28/egypt-seeks-earlier-lng-imports-as-israel-cuts-gas-amid-iran-war

Because NFE provides for the majority of the country’s re-gasification under long term contracts, Egypt relies on New Fortress during this period of energy scarcity and has an enormous interest in ensuring NFE’s financial and operational stability.

As its primary LNG processor, New Fortress Energy has become a crucial and indispensable pillar of Egypt’s national security. As such, Egypt cannot allow NFE to fail or engage in any restructuring or asset transfer that could complicate Egypt’s ability to ensure continuous operations.

This is especially true and important given the complicated (and potentially problematic) series of ownership transfers of the two vital Floating Storage Regasification Units (“FSRU”) now relied upon by Egypt and other ships used elsewhere (see GMLP discussion below).

In past energy crises, Egypt has provided financial backing to its re-gasification providers. It appears to be doing the same thing now, as evidenced by reports that Egypt has paid off billions of dollars of past due invoices to its energy partners and has created much more favorable terms for go-forward supplies.

Partnering with a sovereign government who relies on NFE’s re-gasification infrastructure, its long-term contract performance and its expertise is surely a much more promising, and less punitive, approach than seeking to appease groups of disparate creditors via asset swaps, preferred share stakes or any of the other tortured machinations reportedly under consideration.

“In Egypt, Reforms Seek to Revive the Natural Gas Sector.” Rane Worldview. April 21, 2015. https://worldview.stratfor.com/article/egypt-reforms-seek-revive-natural-gas-sector

https://www.zawya.com/en/economy/north-africa/egypt-implements-proactive-energy-security-measures-after-regional-gas-disruptions-ut02uk3r

BRAZIL

Brazil’s primary energy regulator ANEEL (Agência Nacional de Energia Elétrica) has recently announced several measures to boost the country’s capacity to import, process and re-gassify LNG.

These efforts include a massive power auction beginning in just one week. It should also be noted that the price caps for this auction were recently raised aggressively. As such, these imminent auctions promise a transformative opportunity for NFE and its enormous energy complex in Brazil.

“Brazil raises price caps for the backup capacity auction.” Bnamericas. February 13, 2026. https://www.bnamericas.com/en/analysis/brazil-raises-price-caps-for-the-backup-capacity-auction#:~:text=Brazil's%20mines%20and%20energy%20ministry,stated%20in%20a%20press%20release

Even setting aside the upcoming auctions, per ANEEL, the Issuer’s 624 MW “CELBA 2” plant is in the final stages of “hot commissioning” and is expected to be fully operational by April (weeks away). Once activated, this plant is tied to a 25-year PPA, providing long term financial stability. In addition, an adjacent plant totaling a massive 1.6 GW is also prepared to come online as early as next month. This plant too has some power committed to lucrative, long-term PPA’s, in addition to huge additional upside in the upcoming auctions. The recently raised auction price caps, combined with the strategic location of NFE’s plants in the south of Brazil (and potential “location bonuses”) would seem to pave the way for a big win and yet another transformative re-rating of the Issuer.

https://dadosabertos.aneel.gov.br/dataset/siga-sistema-de-informacoes-de-geracao-da-aneel/resource/2f65a1b0-19b8-4360-8238-b34ab4693d55?inner_span=True#:~:text=De%20atualiza%C3%A7%C3%A3o%20di%C3%A1ria%2C%20o%20arquivo%20%22siga%2Dempreendimentos%2Dgeracao%2Ddiario%22%20cont%C3%A9m,Explorador%20de%20Dados%20%C2%B7%20Tela%20cheia%20Embutir

MEXICO/FLNG1/FLNG2

In his Executive Order “Unleashing American Energy,” dated January 20, 2025, President Trump instructed the Secretary of Energy to restart reviews of applications for approvals of exports of LNG as expeditiously as possible. Additionally, in assessing the “public interest” to be advanced by any export, the Secretary of Energy was instructed to consider the economic and employment impacts to the United States and the impact to the security of allies and partners that would result from granting the application.

“Unleashing American Energy Executive Order: Impact on LNG Exports.” Mayer Brown LLP. February 26, 2025. https://www.mayerbrown.com/en/insights/publications/2025/02/unleashing-american-energy-executive-order-impact-on-lng-exports

This order, in conjunction with a general push from the White House and Department of Energy to find, produce and export more LNG to our allies abroad, aligns perfectly with NFE’s long-term strategy and seems likely to have greased the skids for further expansion.

NFE is uniquely positioned to ramp up LNG exports to our foreign allies, while generating more than enough EBITDA to cover its debt.

FEMA CLAIM

While the Issuer has a long history of pointing to a near-term resolution [i.e. collection] of its $650mm+ claim against FEMA and the market has continually dismissed these statements, recent filings suggest that a resolution may in fact have been reached. If true, this is certainly material and needs to be disclosed. According to various sites that track government spending, there appears to have been some recent procedural movement towards unlocking this payment. NFE’s public equity and debt holders deserve to know the status of this potential “insta-fix” of a liquidity injection before it or any other assets are handed over to predatory creditors under the guise of necessity.

https://www.usaspending.gov/award/CONT_AWD_W9128F23F0065_9700_W9128F20D0005_9700

UNDISCLOSED PROCEDURAL AND LEGAL MANEUVERS IN THE U.K.

While the Issuer has not disclosed that it is seeking to effect a restructuring in the U.K., publicly available filings as well as detailed leaks suggest that such a process is indeed underway.

https://find-and-update.company-information.service.gov.uk/company/13679588/charges#:~:text=Filter%20charges,Satisfy%20charge

Basu, Reshmi. “Wes Edens’ NFE in Talks With Creditors to Take Preferred Equity.” Bloomberg. January 26, 2026. https://www.bloomberg.com/news/articles/2026-01-26/wes-edens-nfe-in-talks-with-creditors-to-take-preferred-equity-mkvnk28s

The market has knee-capped NFE’s securities during the four-month period of radio silence since December 19, 2025, but in our view, the prospects for NFE have never been better. It is manifestly unfair and unjust for NFE and select creditors to conceal these developments from the public and allow a closed-doors process to dictate recoveries, particularly when some creditors appear to have breached their confidentiality obligations, if not their trading prohibitions.

TO THE EXTENT THAT THE BONDHOLDERS, BANK DEBT LENDERS OR ANY OTHER CONSTITUENCY ARE USING THE CONFIDENTIALITY PROVISIONS OF A FORBEARANCE AGREEMENT TO SUPPRESS EFFORTS TO UNLOCK THE MASSIVE INTRINSIC AND STRATEGIC VALUE OF THE ISSUER’S ASSETS, WE OBJECT AND CALL FOR TRANSPARENCY.

IF NFE IS IN NEED OF A COMPREHENSIVE FIX TO ITS BALANCE SHEET AND THE DEVELOPMENTS LAID OUT ABOVE ARE NOT ENOUGH, WE CALL UPON NFE TO IMMEDIATELY UNDERTAKE A STRATEGIC REVIEW OF ALTERNATIVES.

We are confident that in today’s geopolitical climate, many sources of capital would be eager to participate in NFE’s efforts to help the United States and our allies alike secure energy sources.

As noted in our filing, the Reporting Person owns securities across the capital structure of NFE. We believe that the Issuer is not only solvent but set up for an unprecedented re-rating and explosive move upwards. NFE should walk away from the much rumored yet never divulged and now completely unnecessary Restructuring Support Agreement (“RSA”).

We believe that Egypt, Brazil, the Unites States Department of Energy, the United States Department of War and publicly traded LNG companies including Cheniere and Venture Global have either a natural alignment of interests with NFE or an interest in bidding on its assets rather than see them go to predatory bondholders. We urge these and any other entity with an appetite for low-cost LNG in Mexico and high-priced LNG sales abroad to enter the scrum before whatever the secretive, multi-jurisdictional process apparently underway results in the transfer of any assets and/or jeopardizes the energy supply of our allies abroad.

We also note that Carlos Slim, one of the world’s richest people, is the dominant energy investor in Mexico and has been aggressively expanding his interests in Mexican energy assets. His nearby gas fields rely on the Issuer’s LNG infrastructure and Slim would seem to have a vested interest in keeping that facility online and not subject to the whims of creditors. Slim also has a long history of acquiring assets in the area, including some that NFE used to own.

Sullivan, Amy. “Mexican Billionaire Carlos Slim Snaps Up More Assets in Oil Push.” Bloomberg. January 19, 2026. https://www.bloomberg.com/news/articles/2026-01-19/mexican-billionaire-carlos-slim-snaps-up-more-assets-in-oil-push

We note that NFE common stock was very recently [February 4] listed in Mexico. This should allow a Mexican citizen like Carlos Slim or one of his entities to buy stock locally and enjoy the relative benefits of Mexico’s capital gains treatment.

We also pose a rhetorical question for the cadre of high-priced attorneys presumably suckling on the corporate teat of the Issuer (could that help explain the seemingly interminable process?); Was (and is) NFE even eligible for the Mexico listing given the stringent requirements of the Bolsa Mexicana de Valores? Does this telegraph and endorse a projection of solvency even as the Company is silenced by NDA’s?

“Cross-Border Listings Guide.” Baker McKenzie. Last updated January 1, 2024. https://resourcehub.bakermckenzie.com/en/resources/cross-border-listings-guide/latin-america/bolsa-mexicana-de-valores/topics/quick-summary#:~:text=Fees-,Quick%20Summary%20Start%20Comparison,Lock%2Dup/escrow.

Finally, the Reporting Person notes that the FSRU’s that are now of huge strategic importance, particularly to Egypt, were part of NFE’s acquisition of Golar LNG Partners LP (“GMLP”). When NFE purchased GMLP, it left the cumulative preferred stock outstanding and had kept it current until this past year when it joined the other NFE securities in quasi-default. NFE stripped these assets and left the GMLP preferred with a claim on an empty shell but in exchange issued an “Irrevocable Letter of Financial Support” to the GMLP preferred stock.

WE REMIND THE ISSUERS AND ITS CREDITORS, AS WELL AS THOSE ENTITIES DEPENDENT ON THE USE OF NFE’S FSRU’S, THAT THIS “ASSET STRIPPING” HAS NOT GONE UNNOTICED AND THAT WE, AS A HOLDER OF OVER 200,000 SHARES OF GMLP PREFERRED STOCK, INTEND TO PROTECT OUR INTERESTS SHOULD NFE ATTEMPT TO BACK OUT OF ITS FINANCIAL GUARANTEES.

We congratulate and commend NFE, Wes Edens, the Board of Directors, management and employees for their tenacity in making it through a gauntlet of challenges and positioning the Issuer for exactly the type of macroeconomic backdrop before us today. While the market has reacted to the four-month vacuum of information with fear, dread and short selling, The Reporting Person agrees with Mr. Edens assessment that the heavy lifting is done and the payoff is at hand.

If, as Mr. Edens has previously stated, we were at the “One Yard Line” before the war with Iran even began, NFE must surely now be in position to put up some points during this subsequent melt-up of energy broadly, and LNG in particular. If the Issuer is being held hostage to an RSA or forbearance agreement, we call for New Fortress to free itself and unlock the tremendous value that ALL of NFE’s creditors and equity holders deserve to share in.

Many have openly condemned and excoriated Mr. Edens for the precarious position New Fortress found itself in, despite his decades of distressed expertise and innumerable successful turnarounds. They should instead look inward and question their own lazy “analysis”, which was seemingly anchored to the notion that LNG was dead and in oversupply and that billions of dollars of strategically located energy infrastructure was unnecessary and effectively worthless.

It is our desire to protect the interest of ALL of NFE’s owners, creditors and preferred stockholders. We look forward to participating in the Issuer’s successful turnaround.